Exhibit 10.1

INLAND NORTHWEST BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (this “Agreement”) is made and entered into this 29th day of August, 2008, to be effective, however, as of January 1, 2008, by and between INLAND NORTHWEST BANK, a Washington-state chartered commercial bank having a place of business at 421 West Riverside Avenue, Spokane, Washington 99201 (the “Bank”), and RANDALL L. FEWEL, an individual residing at 1828 W. Riverside Ave., Unit 101, Spokane, WA 99201 (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.7

“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9	“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs (i) following a Change in Control; (ii) due to death, (iii) Termination for Cause, or (iv) Disability.

1.10	“Effective Date” means January 1, 2008.

1.11	“Employment Agreement” means the Employment Agreement between the Bank and the Executive effective January 8, 2003, as it may be amended from time to time.

1.12	“Normal Retirement Age” means the Executive attaining age sixty five (65).

1.13	“Normal Retirement Date” means the Executive attaining the Normal Retirement Age.

1.14	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.15	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.16	“Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A Separation from Service will not have occurred if:

(a)	the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).

The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Executive’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first date immediately following such six (6) month period.

1.17	“Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Bank if any stock of the Bank or any entity required to be aggregated with the Bank under Section 414(b) or Section 414(c) of the Code is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.18	“Termination for Cause” means Separation from Service resulting from the termination of the Executive’s employment for Cause as defined in the Executive’s Employment Agreement.

Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Forty-Eight Thousand Dollars ($48,000).

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive attaining Normal Retirement Age. The annual benefit shall be distributed to the Executive for one hundred twenty (120) consecutive months.

2.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Accrual Balance determined as of the end of the month preceding Separation from Service.

2.2.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum as soon as administratively practicable following Separation from Service.

2.3	Disability Benefit. If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Accrual Balance determined as of the end of the month preceding Separation from Service.

2.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum as soon as administratively practicable following Separation from Service.

2.4	Change in Control Benefit. If a Change in Control occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the net present value of the Normal Retirement Benefit set forth at Section 2.1.1 as of the date of the Change in Control using the Discount Rate.

2.4.2	Distribution of Benefit. The Bank shall distribute the benefit calculated in Section 2.4.1 to the Executive in a lump sum as soon as administratively practicable following the Change in Control.

2.4.3	Assumption of Agreement. Anything in this Agreement to the contrary notwithstanding, in the event of a Change in Control and to the extent permitted by applicable law, any surviving corporation may assume this Agreement. To the extent the surviving corporation assumes this Agreement, the Executive will not be entitled to any payments under this Section 2.4.

2.4.4	280G Limits. Anything in this Agreement to the contrary notwithstanding, in the event that the Bank’s independent public accountants determine that any payment by the Bank to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement or pursuant to any other agreement, would be nondeductible by the Bank for federal income tax purposes because of Section 280G of the Code, then the amount payable to or for the benefit of the Executive pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 2.4.4, the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be nondeductible by the Bank because of Section 280G of the Code.

2.5	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service, the provisions of this Section 2.5 shall govern all distributions hereunder other than the distributions under Section 2.1. Benefit distributions other than the distributions under Section 2.1 that are made due to a Separation from Service occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Code Section 409A. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Executive may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days. Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies prior to attaining Normal Retirement Age, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Accrual Balance determined as of the end of the month preceding the Executive’s death.

3.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum as soon as administratively practicable following receipt by the Bank of the Executive’s death certificate.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall commence as soon as administratively practicable following receipt by the Bank of the Executive’s death certificate.

Article 4

Beneficiaries

4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the personal representative of the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated due to a Termination for Cause.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3	Noncompetition Forfeiture. During the term that any benefits are payable under this Agreement, if the Executive directly or indirectly, as principal, agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, firm, corporation or other business organization carries on or is engaged in, concerned or takes part in, or renders services to any firm, corporation, or other business organization which is in direct competition with the Bank or its successor, in a business area within a radius of one hundred (100) miles from the Bank’s headquarters in Spokane, Washington, the Executive shall forfeit any nondistributed benefits under this Agreement.

Article 6

Administration of Agreement

6.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death, Disability or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 7

Claims And Review Procedures

7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1	Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of this Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the Accrual Balance as of the date this Agreement is terminated if the termination of this Agreement occurs prior to the Executive attaining Normal Retirement Age. If the date this Agreement is terminated occurs after the Executive attains Normal Retirement Age, the benefit shall be the net present value of the remaining payments based on the Discount Rate as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other nonaccount balance plans (as referenced in Code Section 409A), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new nonaccount balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the Accrual Balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Nontransferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Washington, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13	Notice. Any notice given or election made under this Agreement must be in writing and delivered or mailed by certified mail, to the Bank or to the Executive or Beneficiary as appropriate. The Bank will prescribe the form on which any notice or election under this Agreement is to be given or made by the Executive or Beneficiary. Any notice or election will be deemed given as of the date of delivery, or if given by certified mail, as of three (3) business days after mailing.

9.14	Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	INLAND NORTHWEST BANK

/s/ Randall L. Fewel	/s/ William E. Shelby
Randall L. Fewel	By:	William E. Shelby
	Its:	Chairman of the Board